Exhibit 99.1

INTERVIEW-UPDATE 2-Sponsors cautious ahead of Kentucky Derby

Fri Apr24, 2009

* Churchill Downs exec says demand for sponsorships down
* Online wagering doing well
* Company has capital that could be used for acquisitions

(Recasts, adds comments on economy, background)

By Nick Zieminski

NEW YORK, April 24 (Reuters) - Corporate demand for tickets and sponsorships at the Kentucky Derby is down this year, the finance chief of racetrack operator Churchill Downs Inc said on Friday.

But the company is seeing strong demand for reserved seats at its marquee event, and in online betting, CFO Bill Mudd said in an interview. He also said Churchill Downs had capital that could be used for acquisitions.

"We're doing very well with all the reserve seatings, (but) corporate hospitality we're having a little bit more difficulty," Mudd told Reuters after ringing the opening bell at the Nasdaq.

"We have seen some softness in sponsorships and some corporate hospitality areas where companies are cutting back," he said. Key revenue from general admissions will largely depend on the weather during race weekend, he added.

The 135th Kentucky Derby is scheduled for May 2.

Signs of corporate caution, besides softer ticket sales, include less willingness to sponsor drinks at the event.

The recession has hurt most U.S. sports leagues and organizations as consumers cut spending on tickets and concessions and companies like General Motors Corp and FedEx Corp reduce budgets for pricey seats and sponsorships.

To help attract fans, Churchill Downs said that for the first time since 2001 it will allow coolers with food and nonalcoholic drinks in the racetrack infield on the day of the Kentucky Derby.

It also will offer new dining options and operate a hospitality lounge for customers in premium seats.

NO LONGER RECESSION-PROOF

Betting on horse racing has historically been considered recession-proof, Mudd said, but that is changing because of the proliferation of U.S. casinos and the weak economy.

"We're seeing the impact of the economy .. . across the industry, just like everyone else," Mudd said.

The overall industry handle, or the amount bet, was down about 10 percent in the first quarter and has been dropping since last June, he said. The industry faces easier comparisons in the back half of the year.

Churchill Downs owns horse racing tracks in Florida, Illinois, Kentucky and Louisiana that host such high-profile races as the Kentucky Derby and Kentucky Oaks, the Arlington Million, the Princess Rooney Handicap and the Louisiana Derby.

The Louisville, Kentucky-based company also owns off-track betting facilities and a stake in Horse Racing TV, a 24-hour TV network available in 13 million homes.
Asked if the company was putting more emphasis on gaming operations like slot machines, Mudd said the gaming and online segments support the core racing business by funding the purses that attract top horses.

"The online channel is not growing at the same rate that it used to, but it's the one channel that is growing," he said.

Separately, he said the company had reserves that could be used for acquisitions, but he declined to comment on whether it was eyeing any track assets.

"We've got some dry powder. There's a limited amount of liquidity in the market today, and we're going to be diligent about where we put that capital," Mudd said.

Analysts have suggested Churchill Downs might be interested in buying some of the racetracks owned by Magna Entertainment Corp , which filed for bankruptcy in March.

Magna Entertainment counts the Santa Anita (California), Gulfstream (Florida) and Pimlico (Maryland) racetracks among its holdings. Pimlico is the home of the Preakness Stakes, the second leg of the Triple Crown.